Exhibit 10.1

FOURTH AMENDMENT TO
AMENDED AND RESTATED CONDITIONAL FEE WAIVER AGREEMENT

This Fourth Amendment, dated as of April 15, 2015 and effective as of December 31, 2014 (the “Amendment”), is made to the Amended and Restated Conditional Fee Waiver Agreement by and among HMS Income Fund, Inc. (the “Company”), HMS Adviser LP (“HMS Adviser”), Main Street Capital Corporation and Main Street Capital Partners, LLC (collectively, “Main Street”).

WHEREAS, pursuant to an Assignment and Assumption dated as of December 31, 2013, MSC Adviser I, LLC (the “Sub-Adviser” and, together with HMS Adviser, the “Advisers”) assumed the obligations and liabilities of Main Street under that certain Sub-Advisory Agreement dated May 31, 2012 by and among HMS Adviser, Main Street and the Company (the “Sub-Advisory Agreement”);

WHEREAS, on May 31, 2012, the Company and the Advisers entered into that certain Conditional Fee Waiver Agreement (the “Original Agreement”) pursuant to which the Advisers agreed to conditionally waive certain fees under that certain Investment Advisory and Administrative Services Agreement, dated May 31, 2012, by and between the Company and HMS Adviser (the “Advisory Agreement”) and the Sub-Advisory Agreement to the extent that some or all of the distributions paid to the Company’s stockholders are estimated to represent a return of capital for purposes of U.S. federal income tax;

WHEREAS, (i) on March 26, 2013, the Company and the Advisers amended and restated the Original Agreement (as the same may be amended from time to time, the “Fee Waiver Agreement”) primarily to reflect the extension of the term of the Fee Waiver Period (as defined therein) through September 30, 2013, (ii) on May 14, 2013, the Company and the Advisers amended the Fee Waiver Agreement to clarify that the repayment of any Waived Fees (as defined therein) is to be made within a period not to exceed three (3) years from the date of each respective waiver of Waived Fees, (iii) on June 28, 2013, the Company and the Advisers amended the Fee Waiver Agreement to reflect the extension of the Fee Waiver Period through December 31, 2013 and allow the Advisers to waive fees upon the occurrence of any event, in the Advisers’ sole discretion, and (iv) on December 30, 2013, the Company and the Advisers amended the Fee Waiver Agreement to reflect the extension by HMS Adviser (but not the Sub-Adviser) of the Fee Waiver Period through December 31, 2014 and to allow HMS Adviser to waive its fees upon the occurrence of any event, in HMS Adviser’s sole discretion; and

WHEREAS, the Company and the Advisers desire to further amend the Fee Waiver Agreement to reflect the extension by HMS Adviser (but not the Sub-Adviser) of the Fee Waiver Period through December 31, 2015 and to allow HMS Adviser to waive its fees upon the occurrence of any event, in HMS Adviser’s sole discretion, which may include, but is neither limited to nor automatically triggered by, the Company’s estimate that a distribution declared and payable to the Company’s stockholders during HMS Adviser’s Fee Waiver Period (as defined below) represents, or would represent when paid, a return of capital for U.S. federal income tax purposes.

Exhibit 10.1

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.Capitalized Terms. All capitalized terms stated herein shall have the same meanings as ascribed to them in the Fee Waiver Agreement unless otherwise defined.

2.Waived Fees. Section 1 of the Fee Waiver Agreement is hereby amended and restated in its entirety to read as follows:

Waived Fees. During the period beginning at the time that the Company’s Registration Statement is declared effective by the SEC (the “Effectiveness Date”) and continuing through December 31, 2013 (the “Fee Waiver Period”), the Advisers hereby agree to waive the Base Management Fee and/or Incentive Fee, proportionally, as each term is defined and further described in the Advisory Agreement, due and payable under the Advisory Agreements by the Company to the Advisers in the sole discretion of the Advisers taking into account the potential occurrence of any event including, but neither limited to nor automatically triggered by, the Company’s estimate that a distribution declared and payable to the Company’s stockholders during the Fee Waiver Period represents, or would represent when paid, a return of capital for purposes of U.S. federal income tax. The amounts waived pursuant to the preceding sentence shall be referred to herein as the “Waived Fees.” The Company shall promptly notify the Advisers of the amount of any Waived Fees and shall deduct the Waived Fees from the amount, if any, otherwise due and payable by the Company to HMS Adviser pursuant to the terms of the Advisory Agreement (and therefrom payable by HMS Adviser to the Sub-Adviser pursuant to the Sub-Advisory Agreement) for the applicable month. If the amount owed by the Company to HMS Adviser pursuant to the Advisory Agreement exceeds the Waived Fees, the Company shall pay any such excess amount to HMS Adviser in accordance with the terms of the Advisory Agreement (and therefrom payable by HMS Adviser to the Sub-Adviser pursuant to the Sub-Advisory Agreement).

During the period beginning on January 1, 2014 and continuing through December 31, 2015 (the “HMS Adviser’s Fee Waiver Period”), HMS Adviser hereby agrees to waive the Base Management Fee and/or Incentive Fee due and payable by the Company under the Advisory Agreement to HMS Adviser in the sole discretion of HMS Adviser taking into account the potential occurrence of any event including, but neither limited to nor automatically triggered by, the Company’s estimate that a distribution declared and payable to the Company’s stockholders during HMS Adviser’s Fee Waiver Period represents, or would represent when paid, a return of capital for purposes of U.S. federal income tax. The amounts waived pursuant to the preceding sentence shall be referred to herein as the “HMS Adviser’s Waived Fees.” The Company shall promptly notify HMS Adviser of the amount of any HMS Adviser’s Waived Fees and shall deduct the HMS Adviser’s Waived Fees from the amount, if any, otherwise due and payable by the Company to HMS Adviser pursuant to the terms of the Advisory Agreement for the applicable month. If the amount owed by the Company to HMS Adviser pursuant to the Advisory Agreement exceeds the HMS Adviser’s Waived Fees, the Company shall pay any such excess amount to HMS Adviser in accordance with the terms of the Advisory Agreement.

Exhibit 10.1

Nothing in this Agreement shall be deemed to waive any fees due and payable under the Sub-Advisory Agreement to the Sub-Adviser from and after January 1, 2014. Notwithstanding the foregoing, however, the Sub-Adviser may from time to time, in its sole discretion, agree to waive some or all of the Base Management Fee and/or Incentive Fee due and payable to the Sub-Adviser under the terms of the Sub-Advisory Agreement.

3.Conditional Repayment of Waived Fees.  Section 2 of the Fee Waiver Agreement is hereby amended and restated in its entirety to read as follows:

Conditional Repayment of Waived Fees. Subject to the approval of the Company’s board of directors, the Company hereby agrees to reimburse the Advisers proportionately for any Waived Fees following any quarter in which the Company’s Net Increase in Net Assets (as hereinafter defined) exceeds the amount of the Company’s cumulative distributions paid to the Company’s stockholders in such calendar quarter (the “Excess Net Increase Net Assets”). Waived Fees for the current calendar fiscal year shall be reimbursed first, followed by Waived Fees for prior years with the oldest Waived Fees being reimbursed first, subject to the 3-year limit described below.  If payable, the amount of the reimbursement payment for any calendar quarter shall equal the lesser of (i) the Excess Net Increase in Net Assets in such calendar quarter and (ii) the aggregate amount of all Waived Fees made by the Advisers to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed to the Company (the “Reimbursements Payment”). If payable, the Reimbursement Payment for any calendar quarter shall be paid by the Company no later than forty-five days after the end of such calendar quarter. The repayment of all such Waived Fees is to be made within a period not to exceed three (3) years from the date each respective waiver of such Waived Fees is made. As used herein, “Net Increase in Net Assets” shall mean the sum of (i) the Company’s tax basis net investment income, (ii) taxable net capital gains/losses (whether short-term or long-term), and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts are not included in clauses (i) and (ii) above). For the avoidance of doubt, operating expenses deducted in calculating tax basis net investment income does not include offering expenses as defined in the Advisory Agreement or any accrued Incentive Fee related to net unrealized appreciation.

4.Reimbursement of Waived Fees. From time to time, and as set forth in more detail in Section 2 of the Fee Waiver Agreement, upon the approval of the Company’s board of directors, the Company may reimburse the Advisers for certain Waived Fees (including any reimbursements by the Sub-Adviser of fees waived by the Adviser pursuant to a separate agreement). The parties hereto agree that reimbursements of Waived Fees in calendar year 2015 and beyond will be determined quarterly. Thus, in any quarter where a surplus exists, that surplus will be available (subject to approval of the Company's board of directors) to reimburse Waived Fees waived in any preceding calendar quarter(s) within the same calendar year. Any reimbursement of Waived Fees (related solely to base management fees but not to any incentive fees) between quarters within 2015 as described in the previous sentence will have priority over reimbursement of Expense Support Payments made pursuant to those certain Expense Support and Conditional Reimbursement Agreements, dated as of November 11, 2013 and December 30, 2013, by and between the Company and HMS Adviser (as amended from time to time). After fees and surpluses have been determined and paid for the entirety of calendar year 2015, any net Waived Fees for such year will only be reimbursable, if at all, after reimbursement of Expense Support Payments and reimbursement of any Waived Fees waived in prior years, consistent with the priorties set forth above. Further, the reimbursement of any Expense Support Payments will take priority over reimbursement of any Waived Fees waived for years prior to 2015.

Exhibit 10.1

5.Ratification of Fee Waiver Agreement. Except as modified by this Amendment, all of the terms and provisions of the Fee Waiver Agreement are hereby ratified and confirmed by the parties thereto and shall remain in full force and effect.

6.Interpretation. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of Texas or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws, as each may be from time to time amended or restated, or to relieve or deprive the Company’s board of directors of its responsibility for and control of the conduct of the affairs of the Company.

7.Counterparts. This Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, binding upon the parties hereto.

[Signature Page to Follow]

Exhibit 10.1

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to Amended and Restated Conditional Fee Waiver Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

COMPANY:

HMS INCOME FUND, INC.

By:  /s/ David M. Covington
Name: David M. Covington
Title: Chief Accounting Officer and Treasurer

HMS ADVISER:

HMS ADVISER LP

By: HMS ADVISER GP, LLC, its general partner

By:  /s/ David M. Covington
Name: David M. Covington
Title: Chief Accounting Officer and Treasurer

MAIN STREET:

MSC Adviser I, LLC

By:  /s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: Senior Vice President

Signature Page to Fourth Amendment to Amended and Restated Conditional Fee Waiver

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